EXHIBIT INDEX


8.20 Copy of Participation Agreement by and among Liberty Variable Investment Trust, Columbia Funds Distributor, Inc. and IDS Life Insurance Company, dated Feb. 2, 2004.

8.21 Copy of Participation Agreement by and among Oppenheimer Variable Account Funds, Oppenheimer Funds, Inc. and IDS Life Insurance Company, dated Jan. 12, 2004.

9. Opinion of counsel and consent to its use as the legality of the securities being registered.

10. Consent of Independent Auditors for Retirement Advisor Advantage Plus(SM) Variable Annuity/Retirement Advisor Select Plus(SM) Variable Annuity.

15. Power of Attorney to sign Amendment to this Registration Statement, dated April 15, 2004.